Exhibit 10.4.1
December 30, 2008
Mr. Craig W. Sacknoff
14200 Park Meadow Drive
Suite 200 South
Chantilly, VA 20151
Re: Amendment to Amended and Restated Employment Agreement dated March 1, 2007
(the “Employment Agreement”) with Alliance Bank
Dear Craig:
     By now, you may be aware that in 2004 in reaction to the Enron debacle, Congress adopted sweeping new rules governing all forms of deferred compensation provided by employers to their employees. These new rules — Section 409A of the Internal Revenue Code — have been evolving for several years and are complex, and the deadline for compliance is December 31, 2008. They have significant implications for many types of deferred compensation and benefit plans and programs, as well as employment agreements.
     We believe that some of the payments provided under your Employment Agreement are subject to Section 409A. As such, we recommend that your Employment Agreement be amended to avoid potentially adverse tax consequences to you. (If Section 409A is not complied with, you may be subject to accelerated income tax on a portion of your unpaid benefits under the Agreement plus a 20% additional penalty and interest charge.) The proposed amendments are set forth on Schedule A. We ask that you please countersign this letter on or before December 31, 2008 (and return a signed copy to us for our files) to reflect our mutual agreement that your Employment Agreement shall be, and is by virtue of this letter, amended as set forth in Schedule A.
     If you do not execute and return the amendment to us, we will assume that you have determined that the proposed changes are not necessary to comply with Section 409A. (None of Alliance Bank or its respective affiliates or representatives is liable for any adverse tax consequences resulting from any failure to comply with Section 409A.)
     Please feel free to call me if you have any questions.

Sincerely, Alliance Bank Corporation
By:	/s/ Thomas A. Young, Jr.
Its:	President and Chief Executive Officer

Seen and Agreed:
I have received the attached letter and agree to the changes to my Employment Agreement that are described therein.

Date: December 30, 2008	/s/ Craig W. Sacknoff

Craig W. Sacknoff

SCHEDULE A
409A Amendments
(All capitalized terms have the meaning set forth in the Employment Agreement unless otherwise defined herein.)
1.	Section 4(a) shall be amended by adding the following to the end:

The annual base salary shall be paid in accordance with the Bank’s normal payroll practices, but not less frequently than monthly.

2.	Section 6 shall be amended by adding the following to the end:

Any bonus due to Employee shall be paid to Employee no later than 2-1/2 months after the end of the Bank’s taxable year or the calendar year, whichever is later, in which such bonus is no longer subject to a substantial risk of forfeiture (as determined in accordance with Internal Revenue Code (the “Code”) Section 409A and applicable guidance issued thereunder (“Code Section 409A”)).

3.	Section 9(c) shall be amended by adding the following to the end:

Such amounts shall be paid within 60 days of Employee’s death.

4.	Section 9(i)(1) shall be amended by replacing it in its entirety with the following:

(i)(1) If Employee’s employment is terminated without Cause within one year after a Change of Control shall have occurred or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then on or before Employee’s last day of employment with the Bank, the Bank shall pay to Employee as compensation for services rendered to the Bank and its Affiliates an amount (subject to any applicable payroll or other taxes required to be withheld) equal to the excess, if any, of 150% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of the Code, over the total amount payable to Employee under Section 9(d); provided that such amount shall be paid by the Bank in equal installments over the eighteen months succeeding the date of termination. Payments of the above installments shall be made at the times Employee’s base salary payments would have been made in accordance with Section 4(a).

5.	A new Section 22 shall be added to the end of the Employment Agreement as follows:

Section 22. Code Section 409A Compliance.
     (a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

     (b) Neither Employee nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.
     (c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits that are subject to Code Section 409A and that are paid upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. If Employee is deemed on the date of separation from service with the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s separation from service or (ii) the date of Employee’s death. In the case of benefits, however, Employee may pay the cost of benefit coverage, and thereby obtain benefits, during such six month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of Employee’s separation from service or, if earlier, on the date of Employee’s death, all payments delayed pursuant to this Section 22 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

     (e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
     (f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.
     (g) Notwithstanding any of the provisions of this Agreement, the Bank shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409.